Exhibit 99

ROCKY BRANDS, INC.

Company Contact:	Jim McDonald
Chief Financial Officer
(740) 753-1951

Investor Relations:	Integrated Corporate Relations, Inc.
Brendon Frey/Chad Jacobs
(203) 682-8200
ROCKY BRANDS, INC. ANNOUNCES FIRST QUARTER FISCAL 2007 RESULTS
NELSONVILLE, Ohio, May 7, 2007 — Rocky Brands, Inc. (Nasdaq: RCKY) today announced financial results for its first quarter ended March 31, 2007.
For the first quarter of 2007, net sales increased 7.2% to $61.7 million versus net sales of $57.5 million in the first quarter of 2006. Net income was $0.8 million versus net income of $0.9 million and diluted earnings per share were $0.14 compared to diluted earnings per share of $0.16 a year ago.
Mike Brooks, Chairman and Chief Executive Officer, commented, “We were pleased with our top-line performance during the first quarter which was driven by gains in our work and outdoor segments, offset by a decrease in our western business. As we expected, gross margins declined as a result of a shift in our product mix combined with our strategic decision to reduce a portion of our inventory at closeout. At the same time, we benefited from a reimbursement of expenses from the U.S. military. Overall, we are encouraged by our start to the new year and we remain on track to achieve our near and long-term objectives.”
First Quarter Results
Net sales for the first quarter increased to $61.7 million compared to $57.5 million a year ago. The increase in sales is primarily attributable to year-over-year improvements in our work footwear category, coupled with an increase in our retail operations.
Gross margin in the first quarter of 2007 was $26.1 million, which included $0.7 million of a reimbursement of expenses from the military, or 42.3% of sales, compared to $24.9 million or 43.3% of sales, for the same period last year. The decline was primarily due to a decrease in sales of our western footwear, which carry higher gross margins and an increase in closeout sales versus a year ago.
Selling, general and administrative (SG&A) expenses were $22.3 million, or 36.2% of sales, for the first quarter of 2007 compared to $21.1 million, or 36.7% of sales, a year ago. The increase in SG&A expenses is partially due to additional selling expenses related to increased sales and higher professional fees.
Income from operations was $3.8 million, or 6.1% of net sales, for the period compared to $3.8 million, or 6.6% of net sales, in the prior year.
Funded Debt and Interest Expense
The Company’s funded debt at March 31, 2007 was $89.9 million versus $94.1 million at March 31, 2006. Interest expense increased to $2.5 million for the first quarter of 2007 versus $2.4 million for the same period last year. The slight increase in interest expense was due to higher interest rates versus a year ago.

Inventory
Inventory decreased $11.2 million, or 13.5%, to $71.8 million at March 31, 2007 compared with $83.0 million on the same date a year ago.
Outlook
The Company stated it remains comfortable with its previously issued guidance and continues to expect fiscal 2007 revenues to increase approximately 5% over 2006 levels, and diluted earnings per share to increase approximately 35% over 2006 levels.
Mr. Brooks concluded, “We have made important progress over the past several months diversifying our business, reducing our expenses, and improving our balance sheet. While we still have much work to do we are excited about several upcoming product introductions and believe recent investments in research and development will lead to future market share gains in each of our operating segments. We are committed to capitalizing on all the opportunities we believe exist for our entire portfolio of brands and move forward more focused than ever on successfully executing our growth strategy.”
About Rocky Brands, Inc.
Rocky Brands, Inc. is a leading designer, manufacturer and marketer of premium quality footwear and apparel marketed under a portfolio of well recognized brand names including Rocky Outdoor Gear®, Georgia Boot®, Durango®, Lehigh®, and the licensed brands Dickies®, Zumfoot® and Michelin®.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Those statements include, but may not be limited to, all statements regarding intent, beliefs, expectations, projections, forecasts, and plans of the Company and its management, and include statements in this press release regarding the achievement of near and long-term objectives (paragraph 3), expected 2007 revenues and earnings (paragraph 10) and future market share gains (paragraph 11). These forward-looking statements involve numerous risks and uncertainties, including, without limitation, the various risks inherent in the Company’s business as set forth in periodic reports filed with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2006 (filed March 15, 2007). One or more of these factors have affected historical results, and could in the future affect the Company’s businesses and financial results in future periods and could cause actual results to differ materially from plans and projections. Therefore there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the Company, or any other person should not regard the inclusion of such information as a representation that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

Rocky Brands, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	March 31, 2007	December 31, 2006	March 31, 2006
	Unaudited		Unaudited
ASSETS:
CURRENT ASSETS:
Cash and cash equivalents	$1,776,893	$3,731,253	$2,082,547
Trade receivables – net	58,953,715	65,259,580	53,556,447
Other receivables	1,222,207	1,159,444	2,236,354
Inventories	71,831,189	77,948,976	82,996,488
Deferred income taxes	3,902,775	3,902,775	133,783
Income tax receivable	3,079,485	3,632,808	1,160,148
Prepaid expenses	1,873,910	1,581,303	2,369,364

Total current assets	142,640,174	157,216,139	144,535,131
FIXED ASSETS – net	23,897,559	24,349,674	23,286,912
DEFERRED PENSION ASSET	26,998	13,564	1,537,639
IDENTIFIED INTANGIBLES & GOODWILL	61,841,219	61,979,659	62,176,338
OTHER ASSETS	2,416,357	2,796,776	3,257,543

TOTAL ASSETS	$230,822,307	$246,355,812	$234,793,563

LIABILITIES AND SHAREHOLDERS’ EQUITY:
CURRENT LIABILITIES:
Accounts payable	$12,782,486	$10,162,291	$22,756,879
Current maturities – long term debt	7,294,702	7,288,474	6,281,020
Accrued expenses:
Taxes – other	510,935	552,782	489,589
Other	5,014,352	3,643,503	3,952,408

Total current liabilities	25,602,475	21,647,050	33,479,896
LONG TERM DEBT – less current maturities	82,567,824	103,203,107	87,828,446
DEFERRED INCOME TAXES	17,009,025	17,009,025	12,567,208
DEFERRED LIABILITIES	312,542	368,580	536,600

TOTAL LIABILITIES	125,491,866	142,227,762	134,412,150
SHAREHOLDERS’ EQUITY:
Common stock, no par value;
25,000,000 shares authorized; issued and outstanding March 31, 2007 - 5,466,543; December 31, 2006 - 5,417,198; March 31, 2006 - 5,390,473
	53,649,754	53,238,841	52,425,074

Accumulated other comprehensive loss	(967,609)	(993,182)	—
Retained earnings	52,648,296	51,882,391	47,956,339

Total shareholders’ equity	105,330,441	104,128,050	100,381,413

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$230,822,307	$246,355,812	$234,793,563

Rocky Brands, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended
	March 31,
	2007	2006
NET SALES	$61,657,024	$57,525,164

COST OF GOODS SOLD	35,576,338	32,609,207

GROSS MARGIN	26,080,686	24,915,957

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	22,322,941	21,109,397

INCOME FROM OPERATIONS	3,757,745	3,806,560

OTHER INCOME AND (EXPENSES):
Interest expense	(2,498,845)	(2,369,033)
Other – net	(42,995)	(18,297)

Total other - net	(2,541,840)	(2,387,330)

INCOME BEFORE INCOME TAXES	1,215,905	1,419,230

INCOME TAX EXPENSE	450,000	526,000

NET INCOME	$765,905	$893,230

NET INCOME PER SHARE
Basic	$0.14	$0.17
Diluted	$0.14	$0.16

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	5,457,556	5,362,953

Diluted	5,594,930	5,615,942